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                                                                   EXHIBIT 3-a-2

                              CERTIFICATE OF MERGER

                                     Merging

                              ROCKWELL COLLINS, LLC
                     (a Delaware limited liability company)

                                      into

                           NEW ROCKWELL COLLINS, INC.
                            (a Delaware corporation)


                 Pursuant to Section 264 of the Delaware General
               Corporation Law and Section 18-209 of the Delaware
                          Limited Liability Company Act



            NEW ROCKWELL COLLINS, INC., a corporation formed and existing under and by virtue of the Delaware General Corporation Law ("NRCI"), DOES HEREBY CERTIFY that:

            FIRST: NRCI is a corporation organized and existing under the laws of the State of Delaware. Rockwell Collins, LLC is a limited liability company formed and existing under the laws of the State of Delaware.

            SECOND: An Agreement and Plan of Merger between NRCI and RC LLC (the "Merger Agreement") pursuant to which RC LLC will be merged with and into NRCI (the "Merger") has been approved, adopted, certified, executed and acknowledged by each of NRCI and RC LLC in accordance with the requirements of Section 264 of the Delaware General Corporation Law and Section 18-209 of the Delaware Limited Liability Company Act and the Merger Agreement has been approved and adopted by written consent of the sole shareowner of NRCI in accordance with Section 228 of the Delaware General Corporation Law and the sole member of RC LLC in accordance with Section 18-302(d) of the Delaware Limited Liability Company Act.
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            THIRD: NRCI shall be the surviving corporation of the Merger (the
"Surviving Corporation"), and shall continue its corporate existence under the name "Rockwell Collins, Inc.".

            FOURTH: The Restated Certificate of Incorporation of NRCI as in effect immediately prior to the effective time of the Merger is hereby amended by changing Article FIRST thereof so that, as amended, such article shall read in its entirety as follows:

            "FIRST: The name of the Corporation is Rockwell Collins, Inc."


and, as amended, shall be the Restated Certificate of Incorporation of the Surviving Corporation, until altered, amended or repealed thereafter in accordance with the provisions thereof and applicable law.

            FIFTH: The Merger shall be effective at 11:59 p.m., Eastern Time, on June 27, 2001.

            SIXTH: The executed Merger Agreement is on file at the principal place of business of Surviving Corporation. The address of the principal place of business of the Surviving Corporation is 400 Collins Road NE, Cedar Rapids, Iowa 52498.

            SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any shareowner of NRCI and any member of RC LLC.

            IN WITNESS WHEREOF, New Rockwell Collins, Inc. has caused this Certificate of Merger to be duly executed on this 27th day of June 2001.



                                        NEW ROCKWELL COLLINS, INC.


                                        By:  /s/ P.E. ALLEN
                                            ------------------------------------
                                             P.E. Allen
                                             Vice President and Treasurer


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